(MEXICAN RESTAURANTS, INC. LOGO)


FOR IMMEDIATE RELEASE


Contact:  Mexican Restaurants, Inc.
          Andrew J. Dennard
          (713) 943-7574


                           Mexican Restaurants, Inc.
             Announces Contemplated Move to Nasdaq SmallCap Market
                                 (NASDAQ:CASA)


     Houston, Texas (August 12, 2003) Mexican Restaurants, Inc. has decided to apply for listing on the Nasdaq SmallCap Market after receiving notice from the Nasdaq Listing Qualifications Staff that the minimum market value of its publicly held shares of its common stock presently fails to comply with the requirements for continued listing on the Nasdaq National Market.

     Louis P. Neeb, the Company's Chairman of the Board of Directors, in commenting on the Company's decision, stated that, "The Nasdaq SmallCap Market should provide liquidity for the Company's shareholders. We will continue to focus our efforts on executing our business plan and enhancing long-term shareholder value." Mr. Neeb added, "A significant cause of the Nasdaq staff action is the high percentage of the Company stock currently owned by the Company's directors and executives. Combined, these individuals own or control 1,967,906 shares, or 58.1% of the outstanding shares of the Company. By their acquiring and continuing to hold Company stock, they have demonstrated their commitment to the Company, but have also reduced the number of shares which may be used in calculating the minimum market value required for continued listing on the Nasdaq National Market."


Mexican Restaurants, Inc. operates and franchises 83 Mexican restaurants. The current system includes 51 Company-operated restaurants and 31 franchisee operated restaurants and one licensed restaurant.


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company. The use of words such as "believes", "anticipates", "expects", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company's Annual Report and Form 10-K for the fiscal year ended December 29, 2002, that attempt to advise interested parties of the risks and factors that may affect the Company's business.